EXHIBIT 10.2
Mr. Manuel A. Villafaña
CABG Medical, Inc.
14505 — 21st Avenue North, Suite 212
Minneapolis, MN 55447-5602
Dear Mr. Villafaña:
          This letter agreement (“Agreement”) confirms in writing the oral agreement which you and CABG Medical, Inc. entered into on February 24, 2006, regarding your Change of Control Agreement dated June 17, 2003. The terms of this Agreement are as follows:
5.	The Amendment to the Change of Control Agreement dated February 8, 2006 discharging and terminating the Change in Control Agreement is hereby nullified, and the June 17, 2003, Change of Control Agreement is hereby reinstated in its entirety subject to the amendment set forth in Paragraph 2 below.

6.	Section 2(d) of the Change of Control Agreement is hereby deleted, and hereafter the Change of Control Agreement and the payments thereunder will no longer apply to a situation where there is approval by the shareholders of any plan for the dissolution or liquidation of the Company.

7.	The effective date of this Agreement is February 24, 2006.

8.	For good and valuable consideration, you release and forever discharge the Company of and from any obligations, claims, actions and liability arising in connection with change of control payments in the event of a dissolution or liquidation of the Company.
          Please sign both copies of this letter agreement and return one signed copy of this letter which will constitute and agreement on this subject.

CABG Medical, Inc.

/s/ John L. Babitt
By: John L. Babitt, Chief Operating Officer

Agreed to this 28th day of February, 2006

/s/ Manuel A. Villafaña
Manuel A. Villafaña